CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

FOR IMMEDIATE RELEASE

MARINEMAX EXTENDS ITS FINANCING FACILITY WITH GE CAPITAL

CLEARWATER, FL – August 2, 2012 – MarineMax, Inc. (NYSE:HZO), the nation’s largest recreational boat retailer, announced today that it has extended its existing financing facility with GE Capital, Commercial Distribution Finance (CDF).

The facility provides for up to $150 million of floorplan financing. The facility has a three-year term, expiring in June 2015, and it has two, one-year options to renew, subject to lender approval. Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility and related accounts receivable. The Company’s real estate is not pledged. No significant changes were made to the existing facility. The facility contemplates that other lenders may be added by the Company to finance other inventory not financed under this facility, if needed.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax stated, “Our over 14 year relationship with the GE Capital team continues to remain very strong and provides the stability in a lending partner that allows us not only to meet today’s financing requirements, but also our growth plans for the future.”

Bruce Van Wagoner, President of CDF’s Marine Group, stated, “We have enjoyed our long relationship with MarineMax. We are glad we remain their inventory finance lender and believe this program will help them to achieve their growth goals and objectives.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Zeelander, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage and charter services. MarineMax currently has 53 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s assessment of its ability to obtain and capitalize on growth opportunities. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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